UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934
Date of Report: November 22, 2005
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of	(Commision File Number)	(IRS Employer Identification No.)
incorporation)
10990 Wilshire Boulevard, Los Angeles, California 90024
(Address of principal executive offices)          (Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
On November 22, 2005, KB Home entered into a senior unsecured five-year $1.5 billion revolving credit facility (the “Facility”) with the lenders named therein. The Facility was arranged by Banc of America Securities LLC and Citigroup Global Markets Inc. Unless it is extended pursuant to its terms, the Facility will mature on November 22, 2010. The Facility contains an uncommitted accordion feature under which its aggregate principal amount can be increased to up to $2.0 billion under certain circumstances, as well as sublimits of $1.0 billion for the issuance of letters of credit and $100 million for swing line loans. The Facility contains customary events of default which would permit the lenders to accelerate payment on outstanding borrowings if not cured within applicable grace periods, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; and bankruptcy and other insolvency events. Interest rates on borrowings will be as described in the terms of the Facility. Borrowings under the Facility are guaranteed by certain of KB Home’s subsidiaries and may be used for working capital, capital expenditures and other general corporate purposes.
The Facility replaces KB Home’s existing $1.0 billion senior unsecured revolving credit facility (the “Existing Facility”), which was scheduled to expire on October 24, 2007. At November 21, 2005, KB Home had aggregate borrowings of approximately $322 million outstanding under the Existing Facility.
The above description is a summary and is qualified in its entirety by the terms of the Facility, which is filed as Exhibit 10.24 to this report.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

10.24	Revolving Loan Agreement, dated as of November 22, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 23, 2005

KB Home
By:	/s/ Domenico Cecere
Domenico Cecere
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.24	Revolving Loan Agreement, dated as of November 22, 2005.

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